Zaldiva Appoints Nicole Leigh-van Coller as President

Robert Lees to remain as company’s Chairman

FORT LAUDERDALE, FL – April 23, 2007 Zaldiva(TM), Inc. (OTC BB: ZLDV.OB - News) (XETRA:UZ8.DE - News) (Frankfurt:UZ8.F - News),  an online retailer of new and vintage Pop Culture collectibles, comic books and memorabilia is pleased to announce that it has appointed Ms. Nicole Leigh-van Coller as President of the company.  Mr. Robert Lees will remain active as Zaldiva’s Chairman.

“With more than 15 years experience in Internet business operations, online auctions, web and graphic development, Nicole brings a wealth of experience to Zaldiva.  Nicole was formerly an Executive Vice President of a publicly traded ISP based in South Florida, she has the skill set needed to drive Zaldiva’s future growth,” commented Robert Lees, Chairman of Zaldiva.

Ms. Leigh-van Coller, newly appointed President of Zaldiva commented, “I am very passionate about the collectibles and comic book industry.  I enjoy the hobby as a collector myself, and I intend to bring my knowledge and enthusiasm to Zaldiva to drive further growth.”  She added, “In the near-term we will be targeting acquisitions and focusing our efforts on growing worldwide sales through our online initiatives and business to business (B2B) selling.”

Zaldiva wishes to express its gratitude to Mr. Lees for his service in the role of President and looks forward to working with him in his continuing role as Chairman.

About Zaldiva, Inc.

Zaldiva.com and ZaldivaComics.com offer a large variety of new and vintage Pop-Culture collectibles including, but not limited to; comic books, graphic novels, statues and figurines, seasonal decor, DVDs, posters, dolls, action figures, T-shirts, die-cast vehicles and more. The company offers discounted Pre-Orders and Comic Book Subscription services. New items are listed at a significant discount to suggested retail prices and weekly deals can be found on Zaldiva.com's home page as well as through the company's online auctions.

Source: Zaldiva, Inc.

Contact Information:

Zaldiva(TM), Inc.

1-877-ZALDIVA (925-3482)

http://www.Zaldiva.com

http://www.ZaldivaComics.com

Certain statements in this news release may contain forward-looking information within the meaning of Rule 175 under the Securities Act of 1933 and Rule 3b-6 under the Securities Exchange Act of 1934, and are subject to the safe harbor created by those rules. All statements, other than statements of fact, included in this release, including, without limitation, statements regarding potential future plans and objectives of the Company, are forward- looking statements that involve risks and uncertainties. There can be no assurance that such statements will prove to be accurate and actual results and future events could differ materially from those anticipated in such statements.